Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 25, 2025, relating to the financial statements and financial highlights of BlackRock Multi-Sector Income Trust (the “Trust”), appearing in the Form N-CSR of the Trust for the year ended December 31, 2024, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Preliminary Base Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which appears in the Pre-Effective Amendment to Registration Statement (File No. 333-28544).

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 8, 2025